Exhibit 99.2

TRANSENTERIX

Moderator: Mark Klausner
November 6, 2014
7:30 am CT

Operator: Please stand by. Good day ladies and gentlemen and welcome to the TransEnterix Incorporated Third Quarter 2014 earnings release conference call. Today’s conference is being recorded.

For opening remarks and introductions I will now turn the call over to Mark Klausner of Westwicke Partners. Mr. Klausner, please go ahead.

Mark Klausner: Thank you. Good morning and thanks for joining us today for TransEnterix’s Third Quarter 2014 conference call. Joining us on today’s call are TransEnterix’s President and Chief Executive Officer Todd Pope and it’s Executive Vice President and Chief Financial Officer Joe Slattery.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our Web site. To access the webcast please visit the events link in the IR section of our Web site transenterix.com.

Before we begin I would like to caution listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business.

The company undertakes no obligation to update information provided on this call. For a discussion of risks and uncertainties associated with TransEnterix’s business I encourage you to review the company’s filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended December 31, 2013 and the Form 10-Q for the quarter ended September 30, 2014 expected to be filed on or about November 7, 2014.

With that it’s my pleasure to turn the call over to TransEnterix’s President and Chief Executive Officer Todd Pope.

Todd Pope: Good morning. Thank you for joining us today to discuss our operating and financial results for the third quarter of 2014. On today’s call I’ll provide an update on the continuing development of our SurgiBot system and the operating progress we made in Q3 before handing it over to Joe who will review our financial results.

Then I will briefly wrap up the call and open up the line to take any questions. I would like to start with an update on our SurgiBot development. As we announced this morning in our press release we now expect to submit our 510(k) for the SurgiBot system in the middle of 2015 later than originally anticipated.

As most of you know the SurgiBot has many components and a high degree of system integration. Modification to any component often requires a further cycle of testing and validation. And this has contributed to the extension of our submission timeline.

The process of preparing our SurgiBot 510(k) includes building fully integrated systems along with the complete suite of surgical instruments and disposables, performing functional testing and conducting verification and validation activities along with preclinical labs and GLP survival studies.

While we were disappointed that we were not able to meet our original year end submission goal we have made significant progress during the quarter in many of these critical areas. Since our last call we have manufactured fully integrated SurgiBot systems and over 300 disposables and have completed our functional testing.

While we passed the majority of these tests some of the results required minor modifications prior to manufacturing units for our remaining FDA submission activities. We also have conducted successful preclinical surgical procedures with these units.

The long lead time activities for our FDA submission are under way and the bulk of our resources are focused on building the remaining SurgiBot systems and disposable units required for the verification and validation testing.

This submission remains our top priority as a company and we are confident we will be in a position for a mid 2015 filing. We expect the FDA review cycle to be six to nine months and we plan to be on the market shortly after clearance.

I will now hand the call over to Joe who will walk you through the numbers.

Joe Slattery: Thanks Todd. Before reviewing the financial results I’d like to provide some background on the numbers we’ll be discussing today. On September 3, 2013 TransEnterix, Inc. and SafeStitch Medical, Inc. merged.

The historical results being discussed are those of TransEnterix’s through September 3, 2013 and of the merged entity thereafter. We reported revenue of $61,000 in the third quarter of 2014 in comparison to revenue in the prior year period of $362,000.

The decrease in revenue was attributable to lower sales volumes of SPIDER Surgical Systems as we continue to focus resources on the SurgiBot system development. Costs of goods sold was $202,000 in the third quarter a decrease from $2.1 million in the prior year’s quarter.

The decrease in costs of goods sold is primarily the result of lower revenues, the discontinuation of production of our SPIDER system and the reclassification of most of our manufacturing and quality expenditures to research and development expense. Research and development expenses were $9.1 million in the third quarter of 2014 compared with $2.9 million in the third quarter of 2013.

The increase in R&D spend resulted primarily from increased investment in SurgiBot development including development materials, increased contract engineering services and consulting, the reclassification of most of our manufacturing and quality expenditures to R&D expense and increased stock-based compensation costs.

In comparison to the second quarter of 2014 R&D expenses increased $1.2 million as we increased our activities relating to our FDA submission. Sales and marketing expenses remained relatively flat at $456,000 for the third quarter in comparison to $438,000 in the prior year period.

General and administrative expenses were $1.6 million in the third quarter of 2014 as compared to $1.3 million in the prior year period. The increase in expenses was due primarily to increased stock-based compensation costs and increased costs associated with being a public company offset by decreased compensation costs.

Net loss was $11.5 million in the third quarter of 2014 compared to a net loss of $11.3 million in the third quarter of 2013. On a per share basis net loss was 18 cents in the third quarter of 2014 based on a fully diluted share count of 63.1 million shares compared to $1.06 in the prior year period based on a fully diluted share count of 10.6 million             shares.

Turning to the balance sheet we finished the quarter with $44.3 million in cash and cash equivalents. During the quarter we strengthened our balance sheet by securing up to $25 million in growth capital from Oxford Finance and Silicon Valley Bank.

We are pleased to have been able to expand our previous loan agreement to provide us with additional operating capital. During the third quarter of 2014 our cash declined by $8.2 million reflecting $11.6 million in cash burn including $716,000 in property and equipment investment and a $3.3 million net increase in debt. We are being diligent and strategic with our capital and have taken steps to reduce cash burn.

I’ll now hand the call back to Todd.

Todd Pope: Thank you Joe. While we are focused on our upcoming FDA submission we continue to engage with the marketplace to prepare for the introduction of SurgiBot. During the quarter we retained a third party firm to conduct primary research with a group of general surgeons the majority of whom have used robotic surgery.

The surgeons surveyed expressed a specific interest in having a robotic platform that keeps them patient side in the sterile field and builds upon their laparoscopic training and experience.

Additionally all of the surgeons surveyed expressed dissatisfaction with the existing laparoscopic tools and the experience of traditional laparoscopy. The greatest challenges cited were difficult ergonomics, reliance on assistants, challenge in utilizing multiple instruments and a camera during long operations and the continued need for greater precision and control during key portions of the procedure.

This market feedback validates our product strategy that there is a need for a differentiated surgical platform which brings real improvement to laparoscopy with acceptable cost and OR time, provides patients with an attractive minimally invasive option and enhances not changes how surgery is currently performed.

Our FDA 510(k) submission remains our top priority. The learnings we have gone through over the past quarter have been beneficial and we are confident with the adjustments we have made to our timeline. We look forward to sharing additional details regarding our progress on upcoming calls. And with that I’d like to turn it over to the operator to take your questions.

Operator: Thank you. Ladies and gentlemen, the question and answer session is conducted electronically. If you would like to ask a question you may do so by pressing the star key followed by the digit 1 on your touch-tone phone. If you are using a speakerphone be sure to disengage your mute function so that your signal will reach our equipment. Again star 1.

We’ll go first today to Glenn Novarro with RBC Capital Markets.

Glenn Novarro: Hi good morning guys. Can you hear me okay?

Todd Pope: Yes we can.

Glenn Novarro: Great. Todd, so can you maybe provide a little bit more detail into the modifications to the SurgiBot? It’s, I don’t know, a six to seven month delay in FDA filing. It seems like these were major upgrades or changes. And then whatever modifications that you’ve made, are these going to be noticeable changes to the surgeon to when the product gets into the marketplace? Thanks.

Todd Pope: Thanks Glenn. Yeah, the SurgiBot has many components and really a high degree of system integration. So our most recent version is totally assembled and functional. And all aspects of that system are, you know, being put on test.

Now as those tests results came in, it was evident that some modifications were required. And we’re in the process now of making those changes. You have to implement them throughout the whole system and then put them back on test. And we’re working those into our revised schedule.

Glenn Novarro: And are you... go ahead.

Todd Pope: No, go ahead Glenn.

Glenn Novarro: And are you confident that these are the last bit of changes so that, you know, a mid 2015 filing is — that’s a good guideline at this point?

Todd Pope: Yes, we, you know, we set these initial timelines a year ago. We’ve made considerable progress along them and learned a lot in the last 12 months. Our current timeline that we’re communicating today, you know, factors in what we’ve learned and this is informed our thinking as we’ve provided, you know, this updated goal of a submission in mid 2015.

You know, in the quarter specifically we made a lot of progress. You know, the SurgiBot system is fully built. Our functional testing is complete. And we’ve conducted additional preclinical surgical procedures during the quarter. So we’ve made a lot of progress on building the system and the disposables required for the V&V testing for our 510(k) submission.

And I think the last thing that you asked that we haven’t addressed yet is these changes really are not major or noticeable changes. These are when you take a system like we have, you put it together and you run it through the myriad of tests that you have often times you have to make slight modifications. Then you have to rerun the tests so there’s not changes to your question that would be noticeable to an operator when they see or work on the system.

Glenn Novarro: Okay and then just one last question before I get back into queue. Your dialogue with the FDA, so this decision to delay the filing this is driven by TransEnterix. This wasn’t the FDA saying, you know, you may want to think about a delay and maybe just in general how are the conversations going with the FDA? Thanks.

Todd Pope: Yes, this is been a decision that we have made internally. We have not been in dialogue with the FDA and given that feedback at all. And really we’ve talked about our workings with the FDA. We met with them in the Q4 of 2013. We filed our pre-submission in the first quarter of 2014. We got feedback from them middle of this year and we’ve been operating on that. So this is yes an internal decision.

Glenn Novarro: Okay, great. Thank you.

Todd Pope: Thank you.

Operator: We’ll go next to Rick Wise with Stifel.

Rick Wise: Good morning Todd. Morning Joe. Just continuing that line of thought Todd you’ve talked about making some slight modifications or slight modifications required. Can you just help us understand — can you give us maybe one or two concrete examples?

I mean is it software? Is it hardware? Is it when you put everything together and you’re squeezing the handle it was sticky? Or I mean can you give us anymore concrete feeling for this so we get a sense of the magnitude of the issues?

Todd Pope: Yes, it’s not one specific risk item for sure. There’s many work streams. It’s more the latter of your question Rick. When you have a lot of work streams and put the product together you have this integration. Then you really have two steps: You have verification and validation.

And you do V&V on both your product and your processes. So when we put those both together they were I would say smaller items that we’ve noticed that we feel like we need to go back and make modifications on which we’re doing. So it was really more involved with the integration of all of the parts and processes not any major issue that was a show stopper.

Rick Wise: All right and how confident are you Todd that, you know, sort of following Glenn’s comment that this is it? I mean this is simply you’ve got a good, an excellent handle on what needs to be done and is there a clear concrete path? Or I mean without a lot of uncertainty or, you know, again these are a little touchy feely a little but just trying to get a sense of where you are on this.

Todd Pope: Yes, I think the best way to answer that question is now that we’ve gone through this last year and certainly this last quarter we’re very confident on what we have left to do. We kind of understand the issues in front of us and, you know, our timeline reflects that. So I think our confidence is strong.

You know, we put this new timeline together with information based on not only the last year but this last quarter. And, you know, what we’re providing you with an updated submission goal of mid 2015 we have solid confidence in that.

Rick Wise: Okay and against our not a fair question when you just told us you’ve thought it all through but is it possible? I mean I’m just saying is it possible it could happen sooner? That you could get through this process sooner? Or that’s not even remotely possible?

Todd Pope: Yes, I mean I think when we use the words in mid 2015, you know, that connotates that mid 2015. It could happen earlier. We wanted to have a goal that we felt confident in and that’s why we chose submitting in mid 2015.

Rick Wise: Thanks Todd.

Todd Pope: Thanks Rick.

Operator: We’ll take our next question from Larry Keusch with Raymond James.

Larry Keusch: Hi good morning everyone. So just a couple of quick questions. So, Todd, on the work that needs to be done between now and submission it sounds like from what you’re talking about that there are a number of integration efforts and tweaks that need to be made here. Is there any one big issue sitting in front of you that, you know, might change the timeline here or is this really a series of smaller things that all need to come together?

Todd Pope: It’s really well-characterized by your latter comment. It really is a series of smaller things that need to come together. There’s nothing major in our path that we’ve uncovered. What we need to do is understood and we have high confidence that they’re all solvable.

Larry Keusch: Okay and then two other questions relative to this third party research that you did which clearly sounds supportive of the concept and construct of the SurgiBot. Can you give us a little detail as to how broad this third party research was and how reflective you think those comments are of the broader population of surgeons out there?

Todd Pope: Yes, well we — what’s different about it I think this research is when we’ve seen research in the past about surgeons commenting on robotic surgery, it’s typically been urologists and/or GYN because that’s been the main users of robotic surgery up until this time.

We wanted to go to a group that is being approached more readily over the last year and talked about a lot which is more of the general surgeon community. And most importantly we wanted to get general surgeons that have had exposure to robotics.

You know, they’ve done cases not just seen it from afar. So when we went and talked to them it was a different, you know, group. I mean obviously all of them are doing laparoscopic surgery today. So I think it gave us a kind of different window on some of the feedback on technologies, what they think about robotics, what they think about different procedure applications.

And frankly we’re bringing a few things that are new concepts about a robotic platform that is within the sterile field, that is patient side, that keeps their hands on the instruments, provides some tactile feel. We wanted to get a lot of feedback on what their thoughts were about that. So I think that’s, you know, why the focus of these questions and certainly this group of surgeons were different.

Larry Keusch: Okay, terrific. And then for Joe could you maybe now that you’ve pushed out here the filing could you give us some flavor for how you’re expense structure may change or your burn rate?

And I guess the other question I had is can you review with us also the milestones that you have in place with your most recent financing with Oxford and Silicon Valley Bank relative to being able to tap into Tranche 2 and Tranche 3? I think there’s a September timeline here associated with an offering and a filing of the product with the FDA.

Joe Slattery: Sure. So, you know, we did take a hard look at our expenses with a primary focus on what we need in the building today and in the coming months for the 510(k) submission. That was our key filter driving the decision.

We feel like we have cash that’ll get us through the end of next year so that will take us beyond the filing date of the 510(k). And for the SVB milestones the first is that we file by next September so we feel comfortable and that will be a $5 million tranche.

There is an interest-only period of the first 12 months which is through next September which if we are to get clearance by the end of October of next year would extend the interest-only period by six months. And then the remaining $10 million of capital we have accessible to us is to obtain trailing six months of revenue of $10 million by September of 2017.

Larry Keusch: Okay and am I — just last one for you. Am I wrong that that second $5 million tranche also is predicated on an equity offering in excess of — I can’t remember if it’s 30 or $35 million?

Joe Slattery: Yes, it’s a $35 million equity offering.

Larry Keusch: Okay, perfect. Thank you.

Operator: We’ll take our next question from Jeffrey Cohen with Ladenburg Thalmann.

Jeffrey Cohen: Oh hi Todd and Joe. Thanks for taking our questions.

Joe Slattery: Hi Jeff.

Jeffrey Cohen: I think most of them got answered but just a few for you. I guess Joe if we could follow up a little bit more could you talk about how you anticipate R&D spend as we head into the submission and anticipated approval during ‘15?

Joe Slattery: Yes, I would say the run rate from now through Q1 of next year is going to be about the same and then it’ll soften up a little as you get toward the filing because that’s frankly just a lot of data assembly not data production. You know, in reality a lot of our spend right now is on building the units for the testing and submission.

And that building process will wind down here, you know, in the next series of months in advance of the filing so it’ll draw down slightly. But the way I would think about it is our cash burn is going to fluctuate between eight and $10 million a quarter between now and the end of next year.

Jeffrey Cohen: Got it. And Todd, could you talk a little bit about development over the last quarter as far as some of the process? Is most of the work and the anticipated delay due to the unit itself as opposed to the instrumentation? And could you also talk a little bit about experience with some of the instrumentation as well as the ligating shears in the past quarter? Thanks.

Todd Pope: Sure, yes. So as far as your question particularly Jeff as far as the last quarter I think some of our biggest milestones is having the most recent version of the SurgiBot fully built and assembled and functional testing complete.

And to your question that’s both with, you know, the unit and the instruments and the tools that we also build. So we felt good about that and really any issues that we had were not particularly highlighted in one of those areas.

It really was and it was just more of a systems integration issue across. As far as, you know, particular tools we did continue to make progress out in the field with our ligating shears. We feel the feedback we’re getting from that continues to be great.

You know, advance energy is a very large global market and the ability to go in and get the right angles when you’re using that instrumentation to go after particular tissue is very important. And in the past since all of those instruments have been rigid, extra ports were required to get the right angle.

Having a fully flexible device like that has proven to be very beneficial. We got some very good press as we talked about at the (IFSO) meeting in Montreal and we continue to have some papers and posters come out on that. Our clinical experience has been very positive so we look forward to also having that product ready for the SurgiBot upon launch of the SurgiBot.

Jeffrey Cohen: Great, thanks for taking our questions.

Todd Pope: Yes, thanks Jeff.

Operator: We’ll take our next question from Bruce Jackson with Lake Street Capital Partners.

Bruce Jackson: Hi good morning. So with the postponement of the 510(k) filing how does that affect your hiring plans for the sales force?

Joe Slattery: Bruce, yes this is Joe. We, you know, as part of our review of our spend we have deferred our investment in some of the commercial infrastructure commensurate with the change in the timeline.

Bruce Jackson: Okay, so should we just take the original plan and shift it out about six months or nine months?

Joe Slattery: Yes.

Bruce Jackson: Okay, that’s it for me. Thank you.

Joe Slattery: Okay, thank you Bruce.

Todd Pope: Thanks Bruce.

Operator: Ladies and gentlemen, that’s all the time we have for questions. I’ll turn it back to Mr. Pope for closing remarks.

Todd Pope: Thank you all again for joining us to discuss our 2014 third quarter results. We’re excited about the opportunity in front of us and look forward to updating each of you on our progress in the next call. Thank you.

Operator: Ladies and gentlemen, thank you for your participation. This does conclude today’s conference.

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